EMPLOYMENT AGREEMENT
This Agreement is made on September 30, 2025.
PARTIES
(1)MyBuilder Limited incorporated and registered in England and Wales with company number 05272398 whose registered office is at 1st Floor, 100 St. John Street, London, EC1M 4EH (the “Company”); and
(2)Glenn Orchard of xx xxxxxxxxxxxxxxx, xxxxxxxxxxx, xxxxxxxxx Al8 6DB (“you”).
The Company is part of the Instapro Group. The Instapro Group operates leading building and home trades marketplaces in France, Germany, the UK, the Netherlands, Austria, Italy and Canada.
1.START OF EMPLOYMENT
1.1Your employment with the Company (and your period of continuous employment for the purposes of the Employment Rights Act 1996) commenced on the 29 January 2018. No employment with a previous employer counts towards your period of continuous employment with the Company.
1.2Your employment with the Company is conditional at all times on your producing such documentation as the Company may reasonably require to establish your right to work lawfully in the UK and on you having satisfactory references prior to joining. Should you fail to produce to the Company the required documentation, any offer of employment by the Company may be withdrawn and, if already accepted, the Company may (notwithstanding any other clause in this Agreement) terminate your employment immediately without notice or any payment in lieu of notice. You warrant that you will notify the Company immediately if you cease to be entitled to work in the UK.
1.3You warrant that by entering into this Agreement or performing any of your duties for the Company you will not be in breach of any court order or any other agreement, contract or obligation binding on you. You agree to advise the Company immediately if you have signed any type of non-disclosure, non-compete, non-solicit or intellectual property protection agreement with your previous or current employer(s).
2.ROLE
You are employed as Chief Marketing Officer or in such other capacity as the Company may reasonably determine from time to time. You will report to Jeff Kip, or such other person as the Company may determine from time to time (your “line manager”).
The Company acknowledges and agrees that you will also carry out duties for another group company, Angi Inc., (“Angi”) in the capacity of Chief Growth Officer.
3.DUTIES
3.1You will perform the duties that the Company assigns to you which are reasonably consistent with your role. You may be required to carry out other duties and accept such offices and directorships from time to time, as the Company, Angi or any other
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Instapro Group Company may reasonably require (without further remuneration). You agree that you:
3.1.1will devote the whole of your working time, attention and abilities to your duties for the Company, Angi or any other Instapro Group Company under this Agreement, unless you are absent from work due to ill health, incapacity, injury, at the Company’s request or as a result of any period of agreed family leave or any other pre-agreed absence;
3.1.2will faithfully and diligently perform to the best of your ability your normal duties and such additional or alternative duties in relation to the business of the Company, Angi or any other Instapro Group Company as may from time to time be reasonably assigned to you by the Company or Angi and use your best endeavours to promote the interests of the Company, Angi and any other Instapro Group Company at all times;
3.1.3will obey the reasonable and lawful directions of any manager of the Company, Angi or any other Instapro Group Company and comply with any lawful rules, regulations and policies issued and amended by the Company, Angi or any other Instapro Group Company from time to time;
3.1.4will report your own wrongdoing and any wrongdoing or proposed wrongdoing of any other employee or director of the Company, Angi and any other Instapro Group Company to the Company immediately on becoming aware of it;
3.1.5will comply with any rules, policies and procedures that are put in place by the Company, Angi or any other Instapro Group Company from time to time. Unless specifically stated to be contractual, those policies and procedures do not form part of this Agreement and the Company, Angi or any other Instapro Group Company may amend them at any time. To the extent that there is any conflict between the terms of this Agreement and the Company’s or Instapro Group Company’s policies and procedures, this Agreement shall prevail; and
3.1.6will not, during your employment with the Company, without the prior written consent of the Company, be employed or engaged by, appointed as a director or officer of or be otherwise interested or concerned (e.g. as a shareholder, partner, investor or lender etc.) in any business, firm, company or organisation (save in respect of any Instapro Group Company) which may interfere with the proper performance of your duties or otherwise conflict with the objectives of the Company or any Instapro Group Company.
3.2The Company and Angi acknowledge that there may be times when the demands of your duties for both companies conflict. In the event that happens the Company and Angi will work together to agree with you what your work priorities should be. If such agreement cannot be reached, your duties for Angi will take precedence.
3.3Notwithstanding any term of this Agreement (particularly Clause 3.1.6 above), you may hold (directly or through nominees including your spouse, partner or minor children) by way of bona fide personal investment any units of any authorised unit trust and up to 5% of the issued shares, debentures or other securities of any company whose shares are listed on a recognised investment exchange or on the alternative investment market.
4.SALARY, DISCRETIONARY BONUS, AND EQUITY AWARD
4.1Salary: You will be paid a basic salary at the rate of £330,000 per annum, subject to deductions for income tax, employee’s national insurance contributions and any other deductions required by law. Your salary will accrue on a day-to-day basis and will be payable monthly in arrears on or about the 23rd day of each month. There shall be no obligation on the Company to review or increase your salary.

4.2Discretionary Bonus: During the period of your service as Chief Growth Officer of Angi, you will be eligible to receive discretionary annual bonuses (“Annual Bonuses”). The Annual Bonuses will be a target amount equal to £150,000, and shall in all cases be determined by the Compensation and Human Resources Committee of the Board of Directors of Angi (the “Compensation Committee”) in its sole discretion, based on the factors it deems relevant, which may include, among other factors, Angi’s performance against various criteria (including its competition, its prior year results, achievement of established initiatives, etc.) and your contribution and performance Any such bonus payment does not form part of your contractual renumeration. The fact that a bonus is paid in one year is no guarantee that bonuses will be paid in subsequent years. The payment of any bonus is conditional on you: (a) being employed throughout the whole of the relevant bonus year, (b) remaining in the employment of the Company at the date the bonus is payable, and (c) not having given or been given notice to terminate your employment at the date the bonus is payable. Bonuses are subject to deductions for income tax, employee’s national insurance contributions and other deductions required by law, and are not pensionable. You agree that the terms, conditions and rules applicable to this discretionary bonus scheme may be varied from time to time at the sole discretion of the Company. The Company reserves the right to amend and terminate this scheme at any time, with or without replacement.

4.3Equity Award: You are eligible for future equity grants during the term of your employment.
5.    PERSONAL TAXATION AND SOCIAL SECURITY
5.1    During any period that you are carrying out duties for Angi in the United States (“US”), the Company will tax equalise you to the United Kingdom. The effect of tax equalisation is to ensure that you are not impacted from a personal tax perspective as a result of triggering personal tax obligations in the US. You will remain no better or worse off from a UK income tax and social security perspective.
5.2    The Company or any Instapro Group Company will settle any US federal or state tax obligations that arise due to the days you work for Angi physically in the US (“your US workdays”). The Company or any Instapro Group Company may be required to operate US federal and/or state withholding and this will be paid by the Company or any Instapro Group Company. This applies to your core employment income (salary, allowances and any Annual Bonuses etc.) as well as any RSU Award that you may be granted as part of your employment.
5.3    Where you are required to file a UK or US tax return, you will engage with a Company provided tax provider to ensure your position remains neutral. The Company will notify you of the nominated tax provider who may be engaged to file both UK and US self-assessment/federal/state tax returns on your behalf.
5.4    Tax equalisation does not extend to your personal income outside your employment income under this Agreement. If you have personal (non-employment) income which is subject to taxation in the US or UK, this will be for your personal account and the Company will not in any circumstances settle any liability related to non-employment income on your behalf.
5.5    Where a Foreign Tax Credit (“FTC”) is claimed on your UK tax return to mitigate double taxation on your employment income, and the tax has been paid by the Company, the benefit of such a credit will be repaid to the Company.
5.6    The nominated tax provider will prepare a Tax Equalisation Calculation (“TEC”) on your behalf for each UK tax year impacted by this arrangement. The TEC will reconcile your stay-at-home position to ensure you remain neutral from an income tax perspective.
5.7    The Company will apply for a Certificate of Coverage (“CoC”) to keep you insured under the UK social security regime and therefore you will continue to pay National Insurance contributions via the Company’s UK payroll.

5.8    Any tax equalization payments under this Section 5 shall also be subject to requirements of U.S. Treasury Regulation §1.409A-3(i.)(1)(v.).

6.    EXPENSES
You will be reimbursed all out-of-pocket expenses reasonably and properly incurred by you in connection with the business of the Company, Angi or any other Instapro Group Company subject to satisfactory production of receipts or other evidence of payment. You shall abide by the Company’s, Angi’s and any other Instapro Group Company’s policies on expenses as communicated to you from time to time.
7.DEDUCTIONS
You consent, at any time during your employment or on its termination, howsoever caused, to the Company deducting from salary or any other payments due to you any monies due from you to the Company, Angi or any other Instapro Group Company and any overpayment of salary or expenses or payment made to you by mistake or through misrepresentation. If at any time you are requested to return to the Company property belonging to it, Angi or any other Instapro Group Company (or its or their clients) and you fail to do so, the Company shall, without prejudice to any other remedy, be entitled to withhold any monies due to you from the Company. In the event that insufficient monies are due to you from the Company to cover such sums, you agree to repay these sums by other means immediately on request by the Company.
8.BENEFITS
a.Pension: The Company will comply with the employer pension duties in accordance with Part 1 of the Pensions Act 2008 by automatically enrolling eligible job holders into its pension scheme and, as minimum, making such deductions as are required by law. You will be notified if you are an eligible jobholder. If you are an eligible job holder but wish to opt out, you should contact your line manager.
b.Insured benefits: Subject to your meeting any conditions of eligibility on an ongoing basis, to the rules, terms and conditions of the applicable scheme at the relevant time (which may be varied from time to time at the sole discretion of the Company) and to the Company being able to secure cover for you at rates which are acceptable to the Company, you will be eligible for the Company's health benefits package and cover under the Company’s life assurance scheme. The Company reserves the right to withdraw any or all of these schemes at any time and/or to vary the schemes, the insurers, the rules, terms and conditions applicable to the scheme (including the eligibility conditions) or the level of cover at any time in its absolute discretion without reference to you. The Company is not liable to provide or pay any benefit to you or any family member under any insurance scheme unless it has received payment of the benefit in full from the insurer under the relevant scheme, regardless of the reasons why the insurer has not made full payment. In such circumstances, the Company is not required to pay any compensation in lieu of such benefit or to make alternative arrangements for any benefit in kind. The Company is not required to take any steps on your behalf to obtain the benefit of any insurance scheme (including but not limited to commencing any proceedings against the insurer) in the event that the insurer refuses to provide or continue to provide the benefit under the scheme.
c.You may also be eligible for certain other benefits, as set out in the relevant Company policies, as amended from time to time, subject to you complying with any qualifying conditions and other requirements. Further details of our benefits policies are available from your line manager. We may replace or withdraw such benefits, or amend the terms of such benefits, at any time on reasonable notice to you.

9.COMPANY PROPERTY
If you are provided with any equipment by the Company, unless otherwise notified to you, the equipment will be for your business use during your employment by the Company, Angi or your work for any other Instapro Group Company for which duties have been assigned under Clause 3. This equipment will remain the property of the Company at all times and you must use all reasonable endeavours to keep it safe and in good working condition. You must comply with any policies that may be in force at the Company from time to time regarding such use.
10.PLACE OF WORK
Your normal place of work will be the Company’s offices at 1st Floor, 100 St. John Street, London, EC1M 4EH and your remote place of work, as agreed with the Company. The number of days to be worked at its offices are to be agreed with the Company pursuant to its policy on hybrid working, as amended from time to time. The Company reserves the right to change your normal place of work, temporarily or permanently, to anywhere else within Central London as the Company shall from time to time require.
The Company acknowledges and agrees that you will be required from time to time to travel to and work from such places within the United Kingdom and abroad for such periods as the Company, Angi or any other Instapro Group Company may reasonably require for the proper and efficient performance of your duties for any Instapro Group Company.
Your work for Angi will require you to spend some of your working time outside the UK in Denver, Colorado, and when you do so your place of work shall be Angi’s offices at 3601 Walnut Street, Suite 700, Denver, Colorado.
11.HOURS OF WORK
11.1     You will be required to work for a minimum of thirty-five hours per week exclusive of your lunch break during the normal working hours of the Company, details of which can be found in the company handbook. You will also be entitled to an unpaid lunch break of up to one hour each day. However, you agree to work such additional hours, without any additional remuneration, as may be reasonably required by the Company, Angi or any other Instapro Group Company for the proper and efficient performance of your duties.

11.2    The Working Time Regulations 1998 (the “Regulations”) provide that the average     working time must not exceed 48 hours for each period of seven days. You agree that this limit shall not apply to you. You may opt back into the 48-hour average working week at any time by giving the Company three months’ written notice.

12.HOLIDAYS
a.The Company’s holiday year runs from 1 January to 31 December. You will be entitled to 33 days’ holiday in each holiday year, which includes your statutory holiday entitlement and the eight recognised English bank/public holidays. This does not include special bank/public holidays, which may be given at the Company’s discretion. Your holiday entitlement will increase by one extra day after 5, 8, 10, 15 and 20 years of continuous service up to a maximum of 38 days holiday in aggregate in each calendar year. You are entitled to your usual contractual remuneration during such holidays. All holiday must be authorised in advance by your line manager and must be taken at times that are convenient to the Company having regard to the needs of the business of the Company, Angi or any relevant Instapro Group Company. You will be entitled to carry forward to the next holiday year no more than five days of your unused holiday entitlement, provided that such carried forward entitlement is taken by 31 March in the next holiday year. Save with the written consent of the Company, any entitlement to holiday remaining at the end of the holiday year, other than the carry forward entitlement described in this clause, will lapse without you being entitled to any payment in lieu of such entitlement, unless you have been unavoidably prevented from taking such holiday during the relevant leave year because of sickness absence or statutory maternity, paternity, shared parental or adoption leave. Your statutory holiday entitlement only will accrue during any absence due to illness or injury. For the avoidance of doubt, your statutory holiday entitlement will be deemed to be taken first.
b.In addition to the holiday entitlement in clause 13.1, if you are working for Angi on site at their Denver office on a day that is a state or national public holiday such day will be treated as a day’s paid holiday.
c.For the holiday year during which your employment commences or terminates, your holiday entitlement will be calculated on a pro rata basis. If, on the termination of your employment you have any accrued but untaken annual leave, the Company may require you to take outstanding holiday entitlement during any period of notice or pay you in lieu of that holiday. If you have exceeded your holiday entitlement, the Company may deduct the excess from any sums due to you on termination or, in the event that this is insufficient, require you to repay such an amount to the Company as a debt within seven days of the termination of your employment. For the purpose of this Clause 13 a day’s holiday will be calculated at 1/260th of your salary.
13.SICKNESS OR INJURY
a.In the event of sickness or injury, you must comply with the Company’s sickness absence policy as amended from time to time, details of which are available from your line manager. If you are absent from work due to sickness or injury you must: (a) report the absence to the Company and Angi as soon as possible, and in any event by 10am on the first morning of your absence; (b) notify your line manager of the reason for your absence and the likely duration and keep them updated; (c) contact the Company and Angi on a regular agreed basis if your absence is for more than two consecutive days and advise of the expected duration of absence; and (d) complete as soon as possible a self-certification form and forward it to your line manager.
b.If you are absent from work due to sickness or injury for more than seven days (including non-working days), you shall as soon as is reasonably practicable thereafter send to the Company and to Angi a statement of your incapacity signed by an independent registered medical practitioner, and shall send such further statements at such intervals as the Company may reasonably require (which shall not be more than once weekly) to cover the full period of absence. On each occasion that a medical practitioner’s certificate expires and you do not anticipate returning to work, you must notify the Company and Angi as soon as practicable.
c.If you are absent due to illness, injury, or other disability, you will be entitled to receive 10 days Occupational Sick Pay (OSP), provided the sickness notification and reporting procedure has been followed. The amount of OSP you are entitled to will be calculated at the beginning of each absence period. As part of the calculation, any OSP paid during the previous ‘rolling’ 12 months will be subtracted from the entitlement. For the purposes of the OSP scheme, ‘normal pay’ is the pay which would be earned during a period of normal working.
d.After your OSP entitlement is exhausted, then provided you have complied with all relevant requirements as set out in this Clause 14 and the Company’s sickness absence policy you will be entitled to receive statutory sick pay (“SSP”) provided that you satisfy the relevant requirements. For SSP purposes, your qualifying days shall be your normal working days, which shall be Monday to Friday.
e.If you are absent from work due to illness or injury caused by the fault of a third party from whom you recover compensation in respect of lost earnings, you will repay to the Company any OSP you have received in accordance with Clause 14.4, or the amount of compensation received, whichever is the lower amount.

f.At any time, the Company may require you to undergo a medical examination by your GP or a practitioner nominated by the Company.
g.The Company may terminate your employment even when, as a result of such termination, you would or might forfeit any entitlement to benefit from sick pay under this Clause 14 or any permanent health insurance you may have (including but not limited to under Clause 8.b).
14.OTHER PAID LEAVE
You may be eligible for other paid leave, including adoption leave, paternity leave, shared parental leave and compassionate leave in accordance with our policies, as amended and communicated to you from time to time, subject to your complying with the relevant statutory and other conditions and requirements in order to be entitled to the leave and pay. The Company may replace, amend or withdraw its policies on the above types of leave at any time.

15.TRAINING
The Company may offer in-house and/or external training subject to business requirements, certain eligibility requirements and other conditions. Details of any such training, and whether it is compulsory or voluntary, will be provided to you by the Company from time to time in accordance with business needs.

16.DISCIPLINARY AND GRIEVANCE PROCEDURES
Details of the disciplinary and grievance procedures applicable to your employment are available in the company handbook. These procedures are not contractual and may be amended by the Company at any time without your consent. If you wish to appeal against any disciplinary decision taken or raise a grievance in relation to your employment you should notify your line manager in writing, and in the case of an appeal against disciplinary action this should be done within 5 days of being notified of the decision.
17.SUSPENSION
The Company has the right at any time to suspend all or any of your duties (and to re-assign your duties during any period of suspension) for such period and on such terms as it considers appropriate, including a requirement that you will not attend at the Company’s premises or contact any of its customers, suppliers or staff. The Company can exercise this right whether or not it is in connection with a disciplinary investigation. Suspension will be on full pay and your contractual benefits will continue to be provided, unless suspension is a sanction imposed at a disciplinary hearing in which case it may be unpaid or on reduced pay.
18.NOTICE
Subject to Clause 20.a, your employment may be terminated by either party to this Agreement giving to the other party not less than three (3) months’ notice in writing or such longer period as may be required by statute.

19.TERMINATION
a.The Company has the right to terminate your employment with immediate effect at any time without notice or payment in lieu of notice and with no liability to make any further payment to you (other than in respect of amounts accrued due at the date of termination):
i.for any act of serious or gross misconduct or serious negligence or incompetence; or
ii.for any serious or repeated breach or non-observance of any of the provisions of this Agreement; or
iii.for any refusal or failure to comply with any reasonable and lawful directions of the Company; or
iv.if you are guilty of any conduct which seriously prejudices or is likely seriously to prejudice the Company, Angi or any other Instapro Group Company; or
v.if you are convicted of a criminal offence, other than a motoring offence which does not result in imprisonment; or
vi.if you cease to be eligible to work in the United Kingdom; or
vii.in the event that initial employment references prove to be unsatisfactory; or
viii.if you are guilty of a serious breach of any rules issued by the Company, Angi or any other Instapro Group Company from time to time;
b.The rights of the Company under Clause 20.a are without prejudice to any other rights that it might have at law to terminate the Agreement or to accept any breach of this Agreement by you as having brought this Agreement to an end. Any delay by the Company in exercising its rights to terminate shall not constitute a waiver thereof.
20.GARDEN LEAVE
Following service of notice to terminate this Agreement by either party but before termination of your employment or if you purport to terminate your employment in breach of contract, the Company may require you not to perform any services for the Company or to perform such services as the Company considers are appropriate and shall be under no obligation to provide any work to you (the “Garden Leave Period”). During any Garden Leave Period you shall: (a) not attend your place of work or any other premises of the Company other than as agreed in advance or requested by the Company; (b) not contact or deal with (or attempt to contact or deal with) any member, officer, employee, consultant, client, customer, supplier, agent, distributor, shareholder, adviser or other business contact of the Company, other than as agreed in advance or requested by the Company; and (c) (except during any period taken as holiday) ensure that the Company knows where you will be and how you can be contacted during each working day, and (d) shall comply with any written requests from the Company to undertake your duties (or such other duties as are reasonably assigned to you) and/or to contact a specified employee of the Company at specified intervals. You will continue to receive your salary and all contractual benefits in the usual way during any Garden Leave Period, save that you agree that you will not be entitled to payment during any period that you are not ready, willing and able to work during the Garden Leave Period and that this Agreement shall continue during any such period.
21.PAYMENT IN LIEU OF NOTICE
a.Subject to its rights under Clause 20.a, the Company may, in its sole and absolute discretion, terminate your employment at any time and with immediate effect by notifying you that the Company is exercising its right under this Clause 22.a and that it will make a payment in lieu of notice (Payment in Lieu), or the first instalment of any Payment in Lieu, to you. This Payment in Lieu will be equal to the basic salary (as at the date of termination) which you would have been entitled to receive under this Agreement during the notice period referred to at Clause 19 (or, if notice has already been given, during the remainder of the notice period) less income tax and National Insurance contributions. For the avoidance of doubt, the Payment in Lieu shall not include any element in relation to: (a) any bonus or commission payments that might otherwise have been due during the period for which the Payment in Lieu is made; (b) any payment in respect of benefits which you would have been entitled to receive during the period for which the Payment in Lieu is made; and (c) any payment in respect of any holiday entitlement that would have accrued during the period for which the Payment in Lieu is made.
b.The Company may pay any sums due under Clause 22.a in equal monthly instalments until the date on which the notice period referred to at Clause 19 would have expired if notice had been given. You shall be obliged to seek alternative income during this period and to notify the Company of any job offers received or accepted and any income so received. The instalment payments shall then be reduced by the amount of such income.
c.You shall have no right to receive a Payment in Lieu unless the Company has exercised its discretion in Clause 22.a. Nothing in this Clause 22 shall prevent the Company from terminating your employment in breach. Notwithstanding Clause 22.a you shall not be entitled to receive or retain any Payment in Lieu if the Company would have been entitled to terminate your employment without notice had it been aware of the relevant facts at the time of making the Payment in Lieu in accordance with Clause 20.a or otherwise. In that case the Company shall also be entitled to recover from you any Payment in Lieu (or instalments thereof) already made and you agree to repay such sums as a debt within seven days of a request from the Company.
22.RETURN OF COMPANY PROPERTY & INFORMATION
a.Upon the Company’s request at any time, and in any event on the termination of your employment, you will promptly deliver up to the Company or its authorised representative, all property of whatever nature (including but not limited to the property described in Clause 10 and any Work Product (as defined in Appendix 2) together with all copies in your possession or under your control which belong to the Company, Angi or any Instapro Group Company or relate to its or their business affairs.

b.If you have any information relating to the Company, Angi or any other Instapro Group Company or work you have carried out for the Company, Angi or any other Instapro Group Company which is stored on a device (which for the purpose of this Agreement includes any personal computer, laptop computer, web-server, personal digital assistant, mobile telephone, memory, disk or any other storage medium) which does not belong to the Company, Angi or any other Instapro Group Company, this must be disclosed to the Company and the Company shall be entitled to download the information and/or supervise its irretrievable deletion from the device concerned. At the Company’s request, you will furnish the Company with a written statement confirming that you have complied with your obligations under this Clause 23.
23.CONFIDENTIALITY AND INTELLECTUAL PROPERTY
The Company takes the protection of its Confidential Information and intellectual property very seriously. You acknowledge that in the course of your employment you will have access to confidential information and intellectual property. Accordingly, you agree to comply with the provisions set out in Appendix 1 and 2.
24.RESTRICTIONS
a.You agree that, during your employment with the Company, you shall not receive directly or indirectly any discount, rebate, commission or benefit in kind from any third party (including but not limited to any supplier or Instapro Group Company) in return for the sale or purchase of goods or services on behalf of the Company, Angi or any other Instapro Group Company without first accounting to the Company for such benefits.
b.You agree that you will, upon reasonable notice having been given to you, during the term of this Agreement and for 6 years after the termination of your employment, provide the Company with such reasonable assistance as may be required by the Company in connection with any litigation in which it, Angi or any other Instapro Group Company is, or may become, a party. The Company will reimburse you for all reasonable out of pocket expenses incurred by you in providing such information and assistance.
c.In addition to your obligations during employment set out at Clause 3.1, you agree to comply with the restrictions set out in Appendix 3.
25.DATA PROTECTION
a.In order to keep and maintain any records relating to your employment under this Agreement it will be necessary for the Company to process personal data relating to you on computer and in hard copy form. Examples of personal data include your contact details, disciplinary record, any grievances raised, your personnel file and any sensitive personal data such as your religious beliefs, your ethnic or racial origin and information relating to your physical and mental health. Further, in order to pay your salary and provide other benefits, the Company may also need to obtain from you details of your bank account and other financial information.
b.You acknowledge that the Company, Angi and any other Instapro Group Company may collect, use, hold, access, and otherwise process your personal information. Further information regarding the processing of personal and sensitive personal data is set out in the Company’s Privacy Notice, a current copy of which will be provided to you when you join the Company.
c.During your employment with the Company you may gain access to the personal and sensitive data of others, which you may only access to the extent that this is necessary for the performance of your work duties. You must maintain the confidentiality of such data that you have access to and cannot share, disclose or otherwise transfer it to any unauthorised third parties. You hereby agree to comply with all relevant Company policies in relation to the processing of such data, including the Privacy Notice.
26.IT SYSTEMS, SECURITY AND MONITORING
a.All communications, whether by telephone, email, fax, or any other means, which are transmitted, undertaken or received using the Company’s information technology (“IT”) or communications systems or Company property will be treated by the Company as work-related and the Company’s IT systems and network are provided for your use in undertaking your duties. You agree that the Company may intercept, record and monitor all such communications made by you and your use of the Company’s IT systems and network without further notice. Accordingly, you should not regard any such communications or use as being private, and matters which are private should be conducted by you outside of your working hours, away from the Company’s premises and without use of the Company’s communications and IT hardware, software, systems and networks.
b.The interception, recording and monitoring of communications is intended to protect the Company’s business interests, for example, but without limitation, for the purposes of quality control, security of communication and IT systems, protection of the Company’s confidential information and legitimate business interests, record-keeping and evidential requirements, detection and prevention of criminal activity or misconduct and to assist the Company to comply with relevant legal requirements. You agree that intercepted communications may be used as evidence in disciplinary or legal proceedings, including in any such action against you.
27.COLLECTIVE AGREEMENTS
There are no collective agreements that affect your terms and conditions of employment.
28.RECONSTRUCTION OR AMALGAMATION
If before the termination of this Agreement, your employment is terminated by reason of the liquidation of the Company for the purposes of any reconstruction or amalgamation, and you are offered employment with any concern or undertaking involved in or resulting from such reconstruction or amalgamation on terms and conditions which (considered in their entirety) are no less favourable to a material extent than the terms of this Agreement, then, to the extent permitted by law, you will have no claim against the Company or any such undertaking arising out of or in connection with the determination of your employment.

29.GENERAL
a.This Agreement constitutes the entire agreement and understanding between you and the Company and any Instapro Group Company and is in substitution for and supersedes any previous contract of employment, offer letter or other agreement (whether oral or in writing) between the Company or any Instapro Group Company and you, which shall be deemed to have been terminated by mutual consent and without giving rise to claims against the Company.
b.Transfer of employment between the Company and any Instapro Group Company shall not constitute termination of employment or service for the purpose of this Agreement.
c.You agree that your employment may be transferred from the Company to any Instapro Group Company at any time, whereupon you will cease to be an employee of the Company and will instead commence employment with the relevant Instapro Group Company. At the time of your transfer the terms of this Agreement shall continue to apply save that reference to “the Company” shall be deemed to be references to the relevant Instapro Group Company to which your employment is being transferred.

d.No variation of this Agreement shall be effective unless it is in writing and signed by the parties (or their authorised representatives).
e.Save for any Instapro Group Company, any person who is not a party to this Agreement may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999.
f.Any reference in this Agreement to:
i.any Act or delegated legislation includes any statutory modification or re-enactment of it or the provision referred to; and
ii.“Instapro Group Company” means each and every company and/or corporation in any jurisdiction: (a) which from time to time is a subsidiary or a holding company of the Company; (b) which from time to time is a subsidiary of such holding company (excluding the Company); and (c) over which the Company or its holding company has control within the meaning of Section 416 of the Income and Corporation Taxes Act 1988 (and where the terms “subsidiary” and “holding company” have the meanings attributed to them by sections 1162 and 1159 of the Companies Act 2006).
g.Any delay in enforcing rights under this Agreement by either party does not constitute a waiver of those rights. Any waiver of rights under this Agreement will only be effective if it is in writing signed by the party waiving their rights. Any such waiver will not constitute a waiver of any other term of this Agreement nor will it be effective in respect of a subsequent breach of the same term of this Agreement.
h.This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed and interpreted in accordance with English law and the parties hereby submit to the exclusive jurisdiction of the English Courts.

i.This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall constitute an original of this Agreement, but all the counterparts shall together constitute the same Agreement. No counterpart shall be effective until each party has executed at least one counterpart.

Signed

For and on behalf of MyBuilder Limited: /s/ Deborah Angel _________________________ Name: Deborah Angel
Glenn Orchard /s/ Glenn Orchard _________________________________ Name: Glenn Orchard
Approved by Manager: /s/ Jeff Kip ______________________________ Name: Jeff Kip, CEO

Appendix 1
CONFIDENTIAL INFORMATION
1.For the purposes of this Agreement, “Confidential Information” means information which belongs to the Company, Angi or any other Instapro Group Company and which is secret, imparted in confidence or of a confidential nature or otherwise stated to be confidential including, but not limited to:
1.1.1lists and/or details of clients and/or customers of the Company, Angi and/or any Instapro Group Company; and/or
1.1.2information relating to the services and products offered by the Company, Angi and/or any Instapro Group Company, including but not limited to price lists and contract terms, processes, formulae, and working methods; and/or
1.1.3technical information, computer code and algorithms, research and development plans, inventions, applications and/or any intellectual property used, owned or employed by the Company, Angi and/or any Instapro Group Company, in or for the purpose of any of their respective businesses; and /or
1.1.4information relating to the business, affairs, and finances of the Company, Angi and/or any Instapro Group Company; and/or
1.1.5any information and/or data which the Company, Angi or any Instapro Group Company is obliged to keep confidential as a consequence of its dealings with their clients and/or any other third party.
2.You shall neither (except in the proper course of your duties) during your employment, nor at any time after the termination thereof (howsoever arising), use for your own purposes, or those of any other person, firm, company or other organisation whatsoever, or disclose to any person, firm, company or other organisation whatsoever (and shall use your best endeavours to prevent the publication or disclosure of) any Confidential Information, as defined in paragraph 1 of this Appendix 1.
3.You will not at any time during your employment make any notes or take any copies of any document or information stored in any form which relates to any matter within the scope of the Company’s, Angi’s or any other Instapro Group Company’s dealings, otherwise than for the benefit of the Company, Angi or any other Instapro Group Company . Such information shall remain the Company’s, Angi’s or the relevant Instapro Group Company’s property at all times and must be returned to the Company on demand and, in any event, upon the termination of your employment. This includes any document (in any form) which you create in connection with your employment.
4.The obligations in this Appendix 1 do not apply to any information or knowledge which you are required to disclose by law provided that you have given prior written notice to the Company or which may subsequently come into the public domain after the termination of your employment, other than by way of any unauthorised disclosure (whether by you or any third party). Nothing in this Appendix 1 shall prevent you from making any protected disclosure within the meaning of s43A of the Employment Rights Act 1996.

Appendix 2
INTELLECTUAL PROPERTY RIGHTS
1.For the purposes of this Agreement the following terms shall have the following meanings:
1.1.1Intellectual Property Rights means patents, rights to Work Products, copyright and related rights, trademarks, trade names and domain names, rights in get-up, goodwill and the right to sue for passing off, unfair competition rights, rights in designs, rights in computer software, database rights, topography rights, rights to use and preserve the confidentiality of information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for and be granted, renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world; and
1.1.2Work Product means work, know-how, technical information, idea, document, invention, design, discovery, secret process, improvement, development, innovation, system, computer program, formula, data, idea or other work, whether or not patentable or capable of registration and whether or not recorded in any medium.
2.You agree that any Work Product (as defined in paragraph 1.1.2 of this Appendix 2) or other work made or developed by you in the course of your duties of employment or in the course of such duties specifically assigned to you from time to time by the Company, whether alone or with others, at any time during your employment by the Company (whether before or after the date of this Agreement and whether during or outside of normal business hours), and which is in any way connected with or applicable to any business or operation of the Company, Angi or any other Instapro Group Company (“Employment Work Product”), and all Intellectual Property Rights therein belong solely and unconditionally to the Company, Angi or the relevant Instapro Group Company.
3.You agree that you will provide full and prompt disclosure to the Company of the details of all or any such Employment Work Product and Intellectual Property Rights therein immediately upon their creation, and whether or not it is complete and/or still subject to additional work or modification.
4.You hereby assign all rights, title, benefits and interests in and to the Employment Work Product and the Intellectual Property Rights therein and will provide all reasonable assistance to the Company, Angi or any other Instapro Group Company to maintain and enforce such rights to the extent that the same may not be and until the same are vested absolutely in the Company.
5.To the extent that paragraph 2 above is not effective, under the law of any jurisdiction in the world, to assign any right, title or interest in the Employment Work Product or Intellectual Property Rights therein (which arise in that jurisdiction) to the Company, you agree to hold the same on trust for the sole benefit of the Company to the extent that the same may not be and until the same are vested absolutely in the Company.

6.You will provide all reasonable assistance to the Company, Angi or any other Instapro Group Company to protect all current and future rights in the Employment Work Product and Intellectual Property Rights therein including filing or securing patents or other registrable rights.
7.You hereby irrevocably and unconditionally waive in favour of the Company, Angi or any relevant Instapro Group Company as the case may be, the moral rights in any Employment Work Product and Intellectual Property Rights therein conferred on you by virtue of the Copyright Designs and Patents Act 1988.

Appendix 3
POST-TERMINATION RESTRICTIONS
1.1You acknowledge that in the course of your employment you will have access to Confidential Information, trade secrets and business connections of the Company, Angi and any Instapro Group Company for which you may perform services or have managerial responsibility. You therefore agree to accept the restrictions in this Appendix. For the purposes of this Appendix 3 the following words shall have the following meanings:
1.1.1“Protected Client” means any person, firm, company or other organisation to whom the Company or any Relevant Instapro Group Company has, in the 12 month period up to and including the Relevant Date, provided Existing Business, and with whom you had material contact or dealings during that period;
1.1.2“Prospective Client” means any person, firm, company or other organisation with whom the Company or any Relevant Instapro Group Company, in the 12 month period up to and including the Relevant Date, has had serious discussions and/or negotiations with a view to the provision of Existing Business or New Business, and with whom you had material contact or dealings during that period;
1.1.3“Existing Business” means the provision of an online marketplace bringing tradesmen and the general public together as provided by the Company or a Relevant Instapro Group Company and with which you were directly concerned or connected in the 12 month period up to and including the Relevant Date;
1.1.4“New Business” means products and/or services which the Company or a Relevant Instapro Group Company plans to provide within 12 months following the Relevant Date and with which you were directly concerned or connected in the 12 month period up to and including the Relevant Date;
1.1.5“Protected Person” means an employee, director, consultant or contractor of the Company or any Relevant Instapro Group Company who worked regularly with you in the 12 months prior to the Relevant Date and who:
(a)has significant knowledge of, regular contact with, or influence over the clients or tradesmen of; and/or
(b)has detailed knowledge of any Confidential Information belonging to; and/or
(c)would otherwise be a significant loss to the business of, the Company or any Relevant Instapro Group Company.
1.1.6“Relevant Date” means the date on which you start a period of garden leave in accordance with Clause 21 of the Agreement or the date on which your employment terminates, whichever is the earlier.

1.1.7“Relevant Instapro Group Company” means Angi and any other Instapro Group Company for whom you have performed services or for which you have had managerial responsibility in accordance with terms of this Agreement
1.1.8“Restricted Period” means twelve months from the Relevant Date.
1.1.9“Restricted Territory” means the United Kingdom and any other geographical region for which you have performed material duties for the Company or any Relevant Instapro Group Company during the 12-month period up to and including the Relevant Date, including regions in which the Company or a Relevant Instapro Group Company plans to provide services or products within 12 months following the Relevant Date.
1.2In order to protect the Confidential Information, trade secrets and business connections of the Company and each Relevant Instapro Group Company to which you have access as a result of your employment, you covenant with the Company (for itself and as trustee and agent for each Relevant Instapro Group Company) that you will not, during the Restricted Period and without the prior written consent of the Company, whether directly or indirectly and whether on your own behalf or for any other person, firm, company or other organization, in order to compete or to try to compete with the Existing Business or the New Business:
1.2.1work anywhere in the Restricted Territory, in any capacity for such person, firm, company or other organisation in the same or any other role which would materially assist such person, firm, company or other organisation to so compete, (and in particular will not work for Rated People, Checkatrade, Local Heroes or Trust a Trader) provided that as at the Relevant Date the relevant competitor is still in competition with the Company or any Relevant Instapro Group Company in relation to the Existing Business and/or New Business; or
1.2.2undertake work in respect of the Restricted Territory, in any capacity for such person, firm, company or other organisation in the same or any other role which would materially assist such person, firm, company or other organisation to so compete; or
1.2.3canvass, solicit or approach or cause to be canvassed, solicited or approached any Protected Clients or Prospective Clients; or
1.2.4deal or do business with any Protected Clients or Prospective Clients; or
1.2.5solicit or entice or endeavour to solicit or entice away from the Company or any Relevant Instapro Group Company, any Protected Person; or
1.2.6knowingly employ, or aid or assist in or procure the employment of, a Protected Person by any other person, firm, company or other organisation; or
1.2.7interfere with or attempt to interfere with the business relations subsisting between the Company or any Relevant Instapro Group Company and any person, firm, company or other organisation which is a client, customer, supplier, agent or distributor of or for the Company or any Relevant Instapro Group Company.

1.3You acknowledge that the duration, extent and application of each of the restrictions contained in each part of sub-paragraph 1.2 is reasonable, and is no greater than is necessary to protect the goodwill, trade secrets, trade connections and Confidential Information of the Company and any Relevant Instapro Group Company for whom you have carried out duties.
1.4Each of the covenants and obligations set out in each part of this Appendix 3 shall be deemed to be separate and severable and enforceable by the Company accordingly. In the event that any of the restrictions shall be held void, but would be enforceable if part of the wording was deleted, the parties agree that such restriction shall apply with such deletion as may be necessary to make it valid and enforceable.
1.5You will provide any prospective employer with whom you have discussions either at any time during your employment by the Company or before the expiry of the Restricted Period with a copy of the restrictions set out in this Appendix 3.
1.6Nothing in this Appendix 3 shall prevent you from holding shares or securities in any company which is quoted listed or otherwise dealt in on any recognized investment exchange or securities market, provided that any such holding shall not exceed 5% of the total shares or other securities in such company.
1.7Without prejudice to any other rights or remedies that the Company or you may have, the Company and you acknowledge and agree that damages would not be an adequate remedy for any breach of this Appendix 3 and the remedies of injunction, specific performance and other equitable relief are appropriate for any threatened or actual breach of any such provision.
1.8You will, at the request and expense of the Company, enter into a separate agreement with Angi or any Instapro Group Company (in relation to any jurisdiction required) in which you agree to be bound by restrictions corresponding to those restrictions in this Appendix 3 (or such of those restrictions as may be appropriate) in relation to that Instapro Group Company.